Exhibit 1.2
FIRST AMENDMENT TO EXCLUSIVE DEALER MANAGER AGREEMENT
     This First Amendment to Exclusive Dealer Manager Agreement, dated as of January 15, 2010, (the “Amendment”) is entered into by and between Healthcare Trust of America, Inc. (the “Company”) and Realty Capital Securities, LLC (the “Dealer Manager” together with the Company, the “Parties”).
     WHEREAS, the Parties entered into an Exclusive Dealer Manager Agreement, dated April 3, 2009, (the “Dealer Manager Agreement”) relating to the appointment of the Dealer Manager as dealer manager for the Company’s public offering of $2,200,000,000 of shares of common stock of the Company.
     WHEREAS, the Parties desire to amend the provisions of the Dealer Manager Agreement, on the terms and subject to the conditions set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Section 10(d) of the Dealer Manager Agreement is hereby amended by deleting Section 10(d) in its entirety and replacing it with the following:
     (d) TERMINATION PRIOR TO DMA EFFECTIVE DATE.
     (i) The Dealer Manager acknowledges and agrees that the Company has the right, prior to the DMA Effective Date, to determine, in its sole discretion, not to pursue the Offering, and upon written notice of such determination to the Dealer Manager, this Agreement shall automatically terminate. The Company agrees not to terminate this Agreement pursuant to this Section 10(d)(i) for the purpose of engaging in a similar offering.
     (ii) Upon termination of this Agreement for any reason prior to the DMA Effective Date, other than for Cause (as a result of breach by the Dealer Manager of any provision of this Agreement effective prior to the DMA Effective Date), the Company shall pay all out-of-pocket accountable expenses actually incurred by Dealer Manager in connection with or in contemplation of this Agreement or the Offering (to the extent such expenses were not previously reimbursed to the Dealer Manager), provided that any expenses after the Dealer Manager has incurred $75,000 in the aggregate shall be subject to the prior approval of the Company.
     2. Capitalized terms not defined herein shall have the meaning provided in the Dealer Manager Agreement.

     3. Except as set forth in this Amendment, the provisions of the Dealer Manager Agreement shall remain unmodified and in full force and effect.
     4. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, with the same effect as if all Parties had signed the same signature page.
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     IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to Exclusive Dealer Manager Agreement to be executed the day and year first set forth above.

HEALTHCARE TRUST OF AMERICA, INC.
By:	/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer and President

REALTY CAPITAL SECURITIES, LLC
By:	/s/ Kamal Jafarnia
Kamal Jafarnia
Executive Vice President